Exhibit 10.1

271 Waverly Oaks Road, Suite 108

Waltham, MA 02452

February 1, 2017

Sarah Romano, CPA

6 Anthony Road

Newton, MA 02460

Dear Sarah:

EyeGate Pharmaceuticals, Inc. (the “Company”) is pleased to offer you a promotion to the Company’s Interim Chief Financial Officer effective as of the date of this letter (the “Effective Date”). This letter is intended to summarize some of the terms of your employment, and amends and restates in its entirety the letter agreement between you and the Company dated as of July 20, 2016. We refer you to the policies, plans and practices of the Company for more details on the terms and conditions of your employment.

Your employment is considered “at will”; both you and the Company have the right to terminate your employment at any time for any reason. This letter does not constitute, and shall not be construed as, creating a contract or promise of employment for any set period of time.

You will report to Stephen From, President and Chief Executive Officer of the Company, and will be responsible for all tasks attendant to the role of Interim Chief Financial Officer of an R&D stage specialty pharmaceutical company, including but not limited to managing the financial statements, SEC reporting, audit of the financial statements, internal controls and Sarbanes-Oxley compliance, accounting function management including budgets and forecasts and financial strategy of the Company, and duties assigned to you by the CEO from time to time.

Your starting base salary in your new position will be $6,153.85 every two weeks (which annualizes to $160,000), less applicable withholdings and deductions. In addition, you will be eligible to earn an incentive bonus/commission based on goals set by the Company after the Effective Date, with an annual target of up to twenty percent (20%) of your base salary.

In addition to the foregoing, you will be eligible to participate in fringe benefit plans as may be generally available to other Company employees. Policies applicable to other employees of the Company shall also be applicable to you. Initially, this will include eligibility to participate in the Company’s group health plan, reimbursement for Company approved travel (in accordance with the Company’s expense reimbursement policies), and accrual of up to twenty (20) days per year of paid vacation time (accrued and useable in accordance with the Company’s vacation policies). Vacation days stop accruing after reaching the maximum allowable accrual for the year, after which time no vacation time will be accrued until used.

Employment with the Company is contingent on verification of eligibility to work. Due to the Immigration Reform and Control Act of 1986, all employees hired after November 6, 1986, must provide verification of employment eligibility prior to commencement of employment. Your employment is also contingent on your execution of the Company’s standard Employee Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement.

Additionally, you represent that you are not subject to and will not be subject to any agreements, restriction or obligations, including any noncompetition agreements or restrictions or any nondisclosure or confidentiality agreement or restrictions, which prevent you from performing (or in any other way adversely impact your ability to perform), your employment duties on behalf of the Company. Whether or not you are bound by the terms of any such agreements, you agree that during your employment with the Company, you will not disclose or use, or induce anyone at the Company to use, any confidential, proprietary or trade secret information or material belonging to any former employer or other person or entity.

The terms set forth herein shall not be modified except pursuant to a written agreement signed by both parties. This letter is governed by Massachusetts law.

[Remainder of page left blank intentionally]

We look forward to your contributions towards the growth of the Company.

Sincerely,

EyeGate Pharmaceuticals, Inc.

/s/ Stephen From
By: Stephen From
Its: President and Chief Executive Officer

Receipt Acknowledged and Terms Agreed To:

/s/ Sarah Romano	February 1, 2017
Sarah Romano, CPA	Date

3